FOR IMMEDIATE RELEASE
December 12, 1996; 7:00 am EST

Contact:  Stephen R. Baker
          Executive Vice President, Chief Operating Officer
          (201) 488-8818
          Melody A. Carey
          Director, Investor Relations
          (201) 525-5985


                       MULTICARE COMPLETES ADS ACQUISITION

      -Company is the Largest Provider of Long-Term Care in Massachusetts-


     HACKENSACK, NJ, December 12, 1996 -- The Multicare Companies, Inc. (NYSE:
MUL) announced today that it has completed the previously announced acquisition of The ADS Group, a privately-held long-term care company headquartered in Newton, Massachusetts. Alan D. Solomont, founder and chairman of ADS (and a member of Multicare's board of directors) has joined Multicare as its vice chairman and Susan S. Bailis, formerly president, chief operating officer and a principal of ADS, has joined Multicare as a senior vice president as well as president of the new ADS/Multicare subsidiary.

     Multicare also announced that it has amended and restated its $350 million credit facility and in connection therewith has entered into a new lease facility in the amount of approximately $55 million. The Agent for these facilities is NationsBank, N.A.

     ADS owns, operates or manages 23 long-term care facilities with 3,072 beds, 20 hospital- based subacute units with 514 beds and eight assisted living facilities, totaling 820 beds, almost all of which are located in Massachusetts. ADS also provides consulting services to an additional 14 facilities with 1,668 beds, operates several ancillary businesses including home health, both Medicare certified and private, and provides out-patient rehabilitation services at numerous locations. Under the terms of the agreement, Multicare paid approximately $60.1 million and assumed or repaid approximately $24.6 million in debt and issued 554,973 shares of its common stock for ADS.

     "This acquisition is a strategic fit for Multicare and is consistent with the Company's clustering and geographic approach," said Daniel E. Straus, president and co-chief executive officer of Multicare. "The Company has not only strengthened its New England presence, but has enhanced its capability in the assisted living and subacute areas."

     Multicare, founded in 1984, is a leading provider of high quality long-term care and specialty medical services. Multicare owns, leases or manages over 150 long-term care facilities with more than 16,000 beds in 11 states. Multicare also owns and operates a number of ancillary health care businesses, including a significant institutional pharmacy business. The Company's long-term care services include skilled nursing care, subacute care, assisted living, home health care and related support activities traditionally provided in long-term care facilities.

     Certain of the matters discussed in this press release contain forward-looking statements that involve risk and uncertainties. Although Multicare believes that the assumptions accompanying such forward-looking statements are reasonable, it cannot give any assurance that expected results will occur. A significant variation between actual results and any of such assumptions may cause actual results to differ materially from expectations. Reference should be made to Multicare's Form 10-K for the year ended December 31, 1995 for more specific information concerning such risks and assumptions.